SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                          Evergreen Select Equity Trust

                (Name of Registrant as Specified in Its Charter)

                          Evergreen Select Equity Trust
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                            [FIRST UNION LETTERHEAD]

Dear (Plan Sponsor):

I am pleased to provide you with some exciting news regarding the Evergreen Select Secular Growth Fund, one of the funds available in your company retirement plan.

First Union Corporation's Capital Management Group and Stephen Dalton, a money manager with First Union and senior portfolio manager for the Evergreen Select Secular Growth Fund, have announced the formation of a new institutional investment management firm. The new firm will be a minority-owned business venture with strong financial stability and an excellent track record of investment management expertise.

The new venture, ForeFront Capital Advisors LLC, will be majority owned by Mr. Dalton and based in Philadelphia. First Union will invest $1 million in the venture and receive an equity stake in the new firm.

ForeFront Capital's mission will be to provide large capitalization equity management expertise to institutional investors. Subject to required approvals from account holders and mutual fund shareholders, ForeFront will become sub-advisor to the large-cap Evergreen Select Secular Growth Fund, and advisor to several private portfolios using his growth-oriented discipline. ForeFront Capital's assets under management are expected to be approximately $1.4 billion.

If approved by shareholders at the meeting held on October 31, 2000, Mr. Dalton will continue to manage Evergreen Select Secular Growth Fund through ForeFront Capital. There will be no change to the fund's name, investment strategy, cusip or newspaper listing.

Mr. Dalton has more than 17 years of investment management experience and research expertise covering the health care, technology, retail, media and entertainment industries. Prior to joining First Union, he was a managing director, head of equity services and the lead senior portfolio manager at CoreStates Investment Advisors, which was acquired by First Union in 1998.

Dalton's current investment management team will join him at ForeFront Capital. They include investment professionals Linora Lawrence and Barbara Lindter, who have 28 years of combined experience. Dalton also plans to hire additional research analytical expertise as well as trading, compliance and operational support.

By now, you should have received a copy of the proxy statement that was mailed on October 6, 2000. We urge you to complete the proxy ballot and, once completed, sign, date and return it as instructed in the proxy materials. If you fail to return your completed and signed ballot by the due date in the proxy materials, we will consider that your direction to us to vote the shares held by your plan as abstaining on the issues presented.

Please feel free to contact me should you have any questions regarding this news. I look forward to continuing to assist you and your plan participants.

Sincerely,

Consultant